Exhibit (h)(7)
FEE WAIVER AGREEMENT
This FEE WAIVER AGREEMENT (the “Agreement”), effective the 17th day of June, 2020, is entered into by and between OBP Capital, LLC, a Delaware limited liability company, and the Spinnaker ETF Series, a Delaware statutory trust, on behalf of each series of the Trust listed on Schedule A, as amended from time to time (each a “Fund”).
WHEREAS, the Advisor serves as investment advisor to each Fund pursuant to an Investment Advisory Agreement with the Trust dated March 12, 2019 (the “Advisory Agreement”); and
WHEREAS, the Advisor is entitled to a fee under the Advisory Agreement in exchange for providing advisory and other services, and paying all of the Fund’s expenses except those specifically excluded therein (the “Management Fee”); and
WHEREAS, the Trust and the Advisor each desire to reduce the Management Fee of the Fund for the term provided herein;
NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto and hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which is hereby expressly acknowledged, the parties covenant and agree as follows:
1. Fee Waiver. For the term of this Agreement, the Advisor agrees to reduce its Management Fee with respect to the Fund as indicated in Schedule A.
2. Duration and Termination. This Agreement shall become effective upon the effectiveness of the Advisory Agreement and shall continue in effect through the close of business on June 30, 2021 (the “Fee Waiver Term”). Thereafter, this Agreement may be renewed for additional periods as agreed to by the parties. This Agreement may be terminated by the Board of Trustees of the Trust, for any reason, at any time
This Agreement shall automatically and immediately terminate with respect to a Fund upon the termination of its Advisory Agreement
The termination of this Agreement with respect to any one Fund will not cause its termination with respect to any other Fund.
3. Amendment. This Agreement may not be amended except by a writing signed by the parties.
4. Applicable Law. This Agreement shall be construed in accordance with and governed by the State of Delaware (without giving effect to its conflict of laws principles) and the applicable provisions of the Investment Company Act of 1940. To the extent that the applicable laws of the State of Delaware, or any provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SPINNAKER ETF SERIES

By: _______________________
Print: ________________________
Title: ________________________

OBP CAPITAL, LLC

By: _____________________________
Print: ___________________________
Title: ____________________________

{Signature Page to Fee Waiver Agreement}

SCHEDULE A

Fund	Management Fee	Waiver

The Cannabis ETF	0.95%	0.25%